Exhibit 4.3

AMENDMENT #1

TO THE SECURITIES PURCHASE AGREEMENT AND $38,500 PROMISSORY NOTE DATED

January 27, 2017.

The parties agree that the Securities Purchase Agreement and $38,500 Promissory Note by and between Arkados Group, Inc. (“Company”) and Lucas Hoppel (“Holder”) is hereby amended as follows:

Maturity Date: The Maturity Date shall be extended to April 21st, 2017.

Inducement Shares: The Holder will receive an additional 27,398 shares of the Company’s restricted common shares.

Conversion Right: Section 3(a) of the Promissory Note shall be permanently changed to allow the Holder the right to convert the Note into shares of the Company’s common stock regardless if an event of default has occurred or not.

Conversion Price: The Conversion Price in Section 3(a)(ii) of the Promissory Note shall permanently be changed to a fixed price equaling $0.60 (sixty) cents.

ALL OTHER TERMS AND CONDITIONS OF THE $38,500 PROMISSORY NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated March 31st, 2017 by signing below:

/s/ Terrence DeFranco	/s/ Lucas Hoppel
Terrence DeFranco	Lucas Hoppel
Arkados Group, Inc.
Chief Executive Officer